Exhibit 3.1

ARTICLES OF AMENDMENT

OF THE

ARTICLES OF INCORPORATION

OF

NORTHWEST INDIANA BANCORP

The undersigned officer of NorthWest Indiana Bancorp (the “Corporation”), an Indiana corporation existing pursuant to the provisions of the Indiana Business Corporation Law (the “Act”), desiring to give notice of corporate action effectuating the amendment of certain provisions of its Articles of Incorporation (the “Amendment”), hereby certifies the following facts:

Article I

Amendment

Section 1.         Name. The name of the Corporation is NorthWest Indiana Bancorp.

Section 2.         Date of Incorporation. The date of incorporation of the Corporation is January 31, 1994.

Section 3.         Name Following Amendment. The name of the Corporation following this Amendment to the Articles of Incorporation is Finward Bancorp.

Section 4.         Amendment. The exact text of Article I of the Articles of Incorporation is now as follows:

“ARTICLE I

Name

The name of the corporation is Finward Bancorp (the “Corporation”).”

Article II

Date of Each Amendment’s Adoption

Section 1.         Date of Adoption. The date of the Amendment’s adoption is March 3, 2021.

Section 2.         Effective Date. The effective date of this Amendment shall be May 24, 2021.

Article III

Registered Agent Information

The Corporation’s non-commercial registered agent and registered office address is Leane E. Cerven, 9204 Columbia Avenue, Munster, Indiana 46321. The email address at which the registered agent will accept electronic service of process is lcerven@ibankpeoples.com. The undersigned represents that the registered agent named above has consented to such appointment.

Articles of Amendment of the Articles of Incorporation

Article IV

Manner and Adoption of Vote

Section 1.         Vote of Directors. This Amendment was adopted and approved by the affirmative vote of the Board of Directors of the Corporation at a meeting thereof duly called and held on December 18, 2020.

Section 2.      Vote of Shareholders. Upon approval by the Board of Directors of the Corporation, the Amendment was submitted to the shareholders for approval at a Special Meeting of Shareholders duly called for such purpose and held on March 3, 2021, at which a quorum was present throughout.

The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the Amendment, the number of votes of each voting group represented at the meeting of shareholders, and the number of shares voted in favor or against or having abstained as to the Amendment are set forth below:

Designation of Each Voting Group	Common Stock, without par value
Number of Outstanding Shares	3,462,510

Shares Entitled to Vote	3,462,510

Number of Shares Represented at the Meeting	2,515,506

Shares Voted in Favor	2,262,021

Shares Voted Against	237,258

Shares Abstained	16,227

Article V

Compliance With Legal Requirements

The manner of the adoption of the Articles of Amendment and the vote by which they were adopted constitute full legal compliance with the provisions of the Act, the Articles of Incorporation, and the By-Laws of the Corporation.

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Articles of Amendment of the Articles of Incorporation

IN WITNESS WHEREOF, the undersigned, being the President and Chief Executive Officer of the Corporation, executes these Articles of Amendment and verifies, subject to penalties of perjury, that the statements contained herein are true, as of this 13th day of May, 2021.

NorthWest Indiana Bancorp

By:	/s/ Benjamin J. Bochnowski
Name: Benjamin J. Bochnowski
Title: President and Chief Executive Officer

Articles of Amendment of the Articles of Incorporation